Exhibit 99.1

TO BUSINESS AND REAL ESTATE EDITORS:

              Chris Peacock Resigns as CEO of Jones Lang LaSalle

     Stuart Scott Will Assume Interim CEO Role Until a Successor Is Named

    CHICAGO, LONDON and SINGAPORE, Jan. 8 /PRNewswire-FirstCall/ -- The Board of Directors of Jones Lang LaSalle Incorporated (NYSE: JLL) announced today that it has accepted with regret the resignation of Christopher A. Peacock as President and Chief Executive Officer. At Mr. Peacock's request, his employment resignation takes effect immediately, and he has also retired from the Board of Directors at this time. Stuart L. Scott, Chairman of the Board of Jones Lang LaSalle, will assume the role of interim Chief Executive Officer until a permanent replacement is named. Mr. Peacock's resignation is based on his personal decision to spend more time with his family. Although total year results are not yet complete, the firm is making no adjustment to its 2003 earnings guidance.
    While the Board undertakes a global internal and external search to select a new CEO, members of the firm's Global Executive Committee will report directly to Mr. Scott and support him in his interim role. The Global Executive Committee includes Peter Barge, Robert Orr and Peter Roberts, who are the company's regional CEOs for Asia Pacific, Europe and the Americas, respectively; Lynn Thurber, CEO of LaSalle Investment Management; and Lauralee Martin, the company's Chief Financial Officer.
    "On behalf of the Board of Directors, I would like to sincerely thank Chris for his more than 30 years of committed service to the firm," said Mr. Scott. "His dedication to superior client service has played a significant role in establishing Jones Lang LaSalle as the leader in delivering comprehensive real estate services across the globe. I am pleased that Chris will serve the company on a consultative basis for the immediate future."
    Mr. Scott continued, "We are beginning our search for a new CEO immediately and, while we expect to move quickly, we will take whatever time is required to select the best person to lead our company. I want to emphasize that, during this time, we will not be distracted from our commitment to the highest standards of client service, and to our employees and shareholders."
    Mr. Scott served as Chairman and CEO of Jones Lang LaSalle from 1999 to 2002. He was CEO of LaSalle Partners from 1990 until the merger with Jones Lang Wootton in 1999. Mr. Peacock held the position of Chief Operating Officer of the firm from 1999 until January 2002, when he was named CEO. Previously, he was the International CEO of Jones Lang Wootton.
    Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately
735 million square feet (68 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with approximately $21 billion of assets under management. For more information, visit www.joneslanglasalle.com .

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             01/08/2004
    /CONTACT: Americas, Gayle Kantro, +1-312-228-2795, gayle.kantro@am.joneslanglasalle.com , or Asia, Foo Chek Yee, +65-6539-9054, chekyee.foo@ap.joneslanglasalle.com , or Australia, Anna Town,
+61-2-9220-8540, anna.town@ap.joneslanglasalle.com , or Europe, Charlotte Freeman, +44-20-7399-5616, charlotte.freeman@eu.joneslanglasalle.com , all of Jones Lang LaSalle/
    /Web site:  http://www.joneslanglasalle.com /
    (JLL)

CO:  Jones Lang LaSalle Incorporated
ST:  Illinois, England
IN:  FIN RLT
SU:  PER